Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

**MXE - Q1 2010 MXenergy Earnings Conference Call

Event Date/Time: Nov 20, 2009 / 07:00PM  GMT

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CORPORATE PARTICIPANTS

Robi Artman-Hodge

MXenergy Holdings Inc. - IR

Jeffrey Mayer

MXenergy Holdings Inc. - President, CEO

Chaitu Parikh

MXenergy Holdings Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Marianna Kushner

Nomura Asset Management - Analyst

Ted Burdick

Camulos Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the First Quarter 2010 MXenergy Earnings Conference Call. My name is Twanda and I will be your coordinator for today. At this time, all participants are in listen only mode. We will be conducting a question and answer session towards the end of today’s conference.

(Operating Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to Ms. Robi Artman-Hodge, Executive Vice President. You may proceed, ma’am.

Robi Artman-Hodge  - MXenergy Holdings Inc. - IR

Thanks, Twanda. Thank you, everyone, and good afternoon. I’m Robi Artman-Hodge, Executive Vice President of MXenergy Holdings Inc. Today we will be reviewing our financial results for the first quarter ended September 30, 2009. During the call, MXenergy Holdings Inc. may be referred to as MXenergy, the Company, we or us.

Before we begin, I’d like to remind you that certain statements made during the conference call which are not based on historical facts may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described in our annual report on Form 10K for the year ended June 30, 2009, and in our current report on Form 10Q for the quarter ended September 30, 2009.

All information is current as of the date of this call, and the Company undertakes no duty to update this information. We will take questions at the end of the call. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available to the public by the Company. We will not be able to address events occurring after September 30, 2009 which have not previously been disclosed.

I’m joined today by Jeffrey A. Mayer, the President and Chief Executive Officer of MXenergy, and by Chaitu Parikh, our Chief Financial Officer. And now I’ll turn the call over to Jeff Mayer for an overview of our operating results for the first quarter fiscal year 2010.

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Thank you, Robi, and good afternoon, everyone. Today we are reviewing our results for the first quarter ended September 30, 2009. Although the first quarter of our fiscal year tends to be the strongest quarter for electricity operations, it is typically our weakest quarter overall due to the size of our natural gas portfolio in relation to our total business. Our natural gas customer base has significantly lower natural gas consumption over the summer months.

That being said, adjusted earnings before interest, tax, depreciation and amortization, stock compensation and unrealized gains or losses from risk management activities — what we refer to as adjusted EBITDA — was a loss of $3.6 million for the first quarter of 2010 as compared with a loss of $10.3 million for the first quarter of fiscal year 2009.

The improvement in adjusted EBITDA stemmed from higher natural gas and electricity gross profits which were partially offset by incremental nonrecurring expenses incurred in connection with the equity and debt restructuring on September 22, 2009 and I will refer to this as the Restructuring.

The Restructuring reduced our overall debt level, improved our liquidity, and provided financial and operational flexibility for the Company. In summary, as a result of the Restructuring, the face amount of our long-term debt obligations was reduced from $165 million to $74 million.

Holders of preferred stock, which was recorded for [$]54 million on our balance sheet before, converted their shares to common stock.  95% of the old, unsecured floating rate notes which had a maturity date of 2011 were exchanged for new fixed rate secured notes with a maturity date of 2014. And I meant to say that was over 95% of those old, unsecured notes which were exchanged for the new fixed rate notes.

We created three new classes of common stock and issued common stock to holders of our new notes, the provider of our new financing facility — RBS Sempra, — the former holders of preferred stock who converted their preferred shares to common stock, and to all holders of our common stock as of the restructuring date.

Our board was restructured and now consists of nine members, five of whom were nominated by the new note holders, one of whom was nominated by RBS Sempra, and three of whom represent the former common stockholders. A total of four members of the board were members of the prior board of MXenergy Inc. — of MXenergy Holdings Inc.

We entered into a three year exclusive supply and hedge facility which we call the Commodity Supply Facility with RBS Sempra for both natural gas and electricity, and principal and interest were repaid on both the Denham credit facility and the bridge loans and both agreements were terminated.

A summary of the significant components of the Restructuring, as well as the material terms of the Commodity Supply Facility, are provided in SEC Form 10Q for the three months ended September 30, 2009 if you wish to review them in more detail.

As a result of the Restructuring, we are now able to return to our established marketing channels and products. Our new commodity supply facility allows us not only to offer long term fixed rate contracts to natural gas customers, but also provides us with the ability to do the same for electricity contracts. You may recall that we previously did not have a structured supply and hedge facility for our electricity business.

During the first quarter of fiscal year 2010, we experienced an increase in natural gas gross profits of approximately $7.2 million. Though the average natural gas RCEs served for the quarter were about 18% fewer at 477,000 than the same period in fiscal year 2009, gross margins were higher due principally to a lower weighted average cost of inventories sold in this quarter as compared with the same quarter in fiscal year 2009. Chaitu Parikh will be giving you a more complete explanation of this later on the call.

Our electricity business saw an increase of about 35% in gross profits to $5.6 million for the first quarter of fiscal year 2010. This increase was due primarily to favorable pricing opportunities in several of our markets which allowed us to increase our gross profit for megawatt hours sold. Though there was an increase in gross profits, our average electricity RCE[s] served for the first quarter fiscal year 2010 decreased about 22% to 76,000.

Operating expenses, excluding depreciation, amortization and stock compensation expenses, were higher by about $1.8 million for this fiscal quarter as compared with the same quarter in fiscal year 2009. The principal driver of increased operating expenses during first quarter fiscal year 2010 was nonrecurring expenses associated with the Restructuring.

As part of an overall corporate strategy to manage our liquidity position and in response to amendments to our revolving credit facility and hedge facility that placed limitations on amounts that we could spend on marketing activities, as well as the products we could offer to our customers, we curtailed our level of sales and marketing activity resulting in significantly lower advertising and marketing expenses during fiscal year 2009 and the first three months of fiscal year 2010.

Additionally, the poor economic environment resulted in increased numbers of customers in our purchase of receivable markets returning to the utilities due to non-payment. Those are markets in which the utilities purchased our receivables.

We also saw a result in fewer potential customers accepted by [us] (edited by the Company for clarification) due to our increased scrutiny of customer credit worthiness, as well as review and rejections by the utilities themselves, and higher incidents of service terminations in certain of our markets.

We also completed an acquisition in October 2008 where we experienced attrition levels higher than what we have experienced in prior acquisitions. As a result of all these factors, our total RCEs declined 19% to 547,000 as of the end of this quarter as compared to 675,000 RCEs for the same period in the prior fiscal year.

Average in contract attrition for the 12 months ended September 30, 2009 was approximately 33% as compared to 19% for the same period of fiscal year 2009. As you may recall in our past calls, in contract attrition began accelerating after the first quarter of fiscal 2009 and continued until around fiscal year end 2009.

This acceleration was due to rapid and significant increases in commodity prices during the first six months of fiscal year 2009, deterioration of the US economy, and limitations placed on our operations by our former credit and hedge facility providers. In contract attrition has improved over the past two quarters (edited by Company for clarification).

In addition, customer renewal rates for the 12 months ended September 30, 2010 improved to 90% during this quarter as compared to 84% for the prior year’s quarter. With the completion of the Restructuring — I’m sorry, I should say customer renewal rates for the 12 months ended September 30, 2009 that is the end of the first quarter of fiscal year 2010 improved to 90% during this quarter as compared to 84% for the [same period of the prior fiscal] (edited by Company for clarification) year.

With the completion of the Restructuring, we have now turned our focus back to growing the company. The increased hedging capabilities for both gas and power supply under our Commodity Supply Facility provide us with the ability to take advantage of growth opportunities across both new and existing markets. I will now turn the call over to Chaitu Parikh, our Chief Financial Officer, for a more detailed discussion of our financial results for the quarter ended September 30th. Chaitu?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

Thank you, Jeff. For purposes of this commentary, I will address our results of operations on an adjusted EBITDA basis which excludes the affects of non-cash stock compensation expenses and unrealized gains and losses from risk management activities. We believe that adjusted EBITDA is a better measure for assessing results from ongoing operations of our business.

Adjusted EBITDA was a loss of approximately $3.6 million for the first quarter of fiscal year 2010, which represents a 66% decrease from the loss incurred for the same period in the prior fiscal year before adjusting for the earnings we’ve had from timing differences associated with natural gas inventories. Higher natural gas and electricity gross profits were more than offset by incremental expenses incurred in connection with the Restructuring.

The impact of our earnings from rapidly rising or falling natural gas prices varies greatly depending on the period of time in which they occur during our fiscal year. Although operating results for a full 12 months period may not be materially impacted by such trends due to the company’s commodity hedging and contract pricing strategies, commodity price movements can have material short-term impacts on monthly and quarterly operating results.

Certain impacts recognized during one or more reporting quarters when we are accumulating natural gas inventory will reverse during a subsequent reporting quarter when natural gas inventory is delivered to customers.

Two such impacts include realized gains or losses from risk management activities recognized in costs of goods sold that directly related to natural gas inventories not yet sold to customers, and changes in the market price of natural gas that result in adjustments to costs of goods sold due to revaluation of natural gas inventories not yet sold to customers.

These timing of impacts resulted in a combined $8 million increase in natural gas gross profit during the first quarter of fiscal year 2010 when compared with the same timing impacts on the first quarter of fiscal year 2009. Excluding the impact of these timing adjustments, natural gas gross profit decreased approximately $0.8 million or nine percent for the current quarter primarily due to a lower number of customers served during this quarter.

Electricity gross profit rose 35% to $5.5 million for the first quarter of fiscal year 2010. Higher electricity gross profit was primarily driven by a favorable pricing environment in certain of our markets which significantly increased our gross profit per megawatt hours sold. A 15% decrease in the volume of megawatt hours sold primarily due to lower average electricity RCEs partially offset the positive impact of a favorable pricing environment. Total operating expenses included in adjusted EBITDA increased to $1.8 million or 12% for the first quarter of fiscal year 2010 as compared to the same period in the prior fiscal year.

Excluding non-cash stock compensation expenses, general and administration expenses were $2.2 million or 18% higher for the current quarter due to the following two items — $1.2 million in professional fees incurred in connection with potential liquidity events evaluated over the past year, and $1 million in increased compensation costs related to one-time bonuses paid in connection with the successful completion of the Restructuring; and severance costs which were related to certain employees terminated in September 2009 as part of an initiative to streamline our organizational structure and control operating costs.

Reserves and discounts includes a provision of doubtful accounts related to accounts receivable in those markets where we bear direct credit risk from our customers as well as contractual discounts related to markets where the local utilities effectively guarantee customer accounts receivables.

Total reserves and discounts increased $0.1 million for the first quarter of fiscal year 2010 which reflects the net impact of the following factors — the provision for doubtful accounts increased $0.3 million or 23% for the current quarter due principally to continued deterioration of the aging of accounts receivable from customers in certain natural gas markets in Georgia and in the northeastern US; charge offs of customer accounts receivable related to customer accounts acquired from Catalyst Natural Gas in October of 2008 which continued to contribute to a higher provision of doubtful accounts and was partially offset by the lower provision for doubtful accounts in our electricity market in Texas which was due to lower revenues and more stringent credit standards in that market.

Contractual discounts decreased to $0.2 million or 42% for the current quarter which was due to generally lower sales of natural gas and electricity within markets that are guaranteed by the local utilities. Advertising and marketing costs were $0.5 million or 57% lower for the first quarter of fiscal year 2010. As previously addressed by Jeff, we curtailed our sales and marketing activity during fiscal year 2009 and the first quarter of fiscal year 2010.

Excluding the impact of the natural gas gross profit, timing differences during the first quarter of fiscal years 2010 and 2009 and the nonrecurring expenses incurred during the current quarter adjusted EBITDA would have approximated a loss of $1.2 million for the first quarter of fiscal year 2010 as compared with a loss of $2.1 million for the prior year quarter.

Depreciation and amortization expenses are excluded from adjusted EBITDA. Depreciation and amortization expense decreased approximately $3.1 million or 35% for the first quarter of fiscal year 2010. In connection with our purchase of Shell Energy Services Company in August of 2006, we acquired software, fixed assets and customer contracts, the aggregate cost of which was depreciated or amortized over a three year period. Lower depreciation and amortization expenses during the three months ended September 30, 2009 was primarily due to these acquired assets being fully depreciated or amortized as of August 2009.

Net interest expense is also excluded from adjusted EBITDA. Net interest expense increased $6.2 million or 92% for the first quarter of fiscal year 2010 as compared with the same period in the prior fiscal year primarily due to the following factors:

Amortization of deferred financing costs and original debt discount was approximately $4 million higher for the first quarter of fiscal year 2010 as a result of amortization of costs associated with amendments to the former revolving credit facility and hedge facility; and due to accelerated amortization of original issue discount related to the floating rate notes due 2011 that were exchanged in September of 2009 in connection with the Restructuring. Fees and interest charged for various activities under the former credit and hedge facilities increased approximately $0.6 million as a result of various amendments to the facilities during fiscal year 2009.

Interest income, which is netted against interest expense, was approximately $0.3 million lower for the current quarter due primarily to the lower rates earned on our cash accounts, and interest expense associated with derivatives that we use to economically hedge variability in interest rates was approximately $1 million higher in the current quarter. These increases in net interest expense were partially offset by decreases in the variable interest rate on our floating rate notes due 2011.

During the first quarter of fiscal year 2010, our cash and cash equivalents decreased $19.8 million to a balance of $3.5 million at the end of the period. Cash was used in or provided by the following material operating, investing and financial activities during the period. $33.4 million of cash was provided by operating activities during the period as $75 million of restricted cash that was released to cash and cash equivalents was partially offset by net cash used for various Restructuring transactions that were deemed to be operating activities, and net cash used for normal working capital requirements.

Specific uses of cash related to the Restructuring include the following items — in connection with the Commodity Supply Facility, certain banking relationships that previously belonged to the company are now under RBS Sempra’s name and control. Cash is released by RBS Sempra to the Company as required to meet the company’s ongoing operating cash requirements.

As a result, $11.9 million that would have been included in cash and cash equivalents prior to the Restructuring has been recorded as accounts receivable from RBS Sempra as of September 30, 2009. Note that this amount is reflected net of approximately $5.2 million of [amounts] (edited by Company for clarification) payable to RBS Sempra as of September 30, 2009.

$9 million was transferred to an escrow account which is maintained as security for 12 months of interest payments to the holders of the new notes, and $7.5 million was transferred to a separate account which is maintained as collateral for certain of our derivative liability obligations.

$50.5 million of cash was used for financing activities as a direct result of repayments of debt and other Restructuring transactions, and $2.7 million of cash was used for acquisition of customers and other investing activities during the quarter. I’ll now turn the call back to Jeff Mayer.

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Thank you, Chaitu. Let me thank our listeners again for joining us today. We continue to appreciate your interest in our company. We’ll now open the call up for questions.

QUESTION AND ANSWER

Operator

(Operating Instructions)

Your first question comes from the line of Marianna Kushner with Nomura Asset Management. Please proceed.

Marianna Kushner  - Nomura Asset Management - Analyst

Hi, regarding the attrition rate, can you tell us what you’re seeing like most recently in the October/November? What is the annualized rate of attrition?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

Marianna, we — we can’t comment on what’s happened post-September 30th, but I think you can tell from the slight decline we experienced in the September quarter that we have seen the attrition start to come down. So at the end of the June fiscal year, we had in contract attrition of about 34% and it’s come down slightly to 33%. So we are seeing that trend has started to come down the other way.

Marianna Kushner  - Nomura Asset Management - Analyst

And those are rolling 12 months, right?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

That’s a rolling 12 months, correct.

Marianna Kushner  - Nomura Asset Management - Analyst

Okay. And could you make any comments on the acquisition costs? First of all can you — what are the costs currently to acquire RCE natural gas market or an electric market? And then generally how much do you expect to spend in acquisitions — customer acquisitions for this year?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

I would say a couple of things. One, I’d say that we really haven’t experienced a significant change in our acquisition costs. You know, as we’ve stated, we have been — we’ve had some restrictions on us in terms of how much we could spend over the last year or so and we don’t anticipate any significant changes in the actual costs of acquiring those accounts going forward. So we don’t anticipate a change from what we’ve been experiencing over the last several quarters.

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Right and, of course, we can’t project for you, Marianna, what we expect to spend. But as Chaitu noted, our costs for acquisition has not changed significantly. We’ve continued to maintain discipline on that front; however, we were very restricted in our ability to grow our business which would have helped us make up for some of that loss of customers through attrition up until September 22nd.

Marianna Kushner  - Nomura Asset Management - Analyst

May I ask the question maybe differently? Kind of how much capital will it take to just maintain current RCE accounts given the liquidity you have and given the current market?

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

That’s an interesting question. We can’t project forward. Again, what I would suggest you may want to do is if you look at our RCEs and you calculate what the attrition has been or what it has been historically which I think is more relevant, you can calculate what would be necessary for us to make up for that loss of accounts. And then if you —

Marianna Kushner  - Nomura Asset Management - Analyst

So what assumption do I need to make for RCE — about $100 or so?

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

That’s approximately correct. I think we’ve indicated that in the past. Again, an RCE would be 100 MMbtus of load or 10 megawatts of load per year.

Marianna Kushner  - Nomura Asset Management - Analyst

Okay. And the last thing, regarding current natural gas market, can you make — can you help us understand kind of what opportunities or challenges the current market present in terms of the curve and things like that?

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Of course, we are, as you know, very conscious of the fact that the curve has been in a contango — that is it’s been an upwardly sloping curve for quite some time. The result of that as we indicated in prior calls is that the duration of our contracts has generally come down for obvious  reasons.

Longer term contracts would be significantly higher priced and so would command a premium from customers. So customers generally are reluctant to pay that premium for the — for price protection although they may be willing to pay some premium, is our experience. The premium for long term contracts is less attractive.

Having said that, there has been quite a lot of price volatility over the past few years and so some customers continue to like longer term contracts. So we provide a mix to our customers. We’ve seen a lot of interest in variable rate contracts as prices have been coming down. And we’ve seen a lot of interest in shorter term contracts than the three year contracts that we offered some time ago.

That also, I think, is relevant to the attrition discussion because when we saw that spike in attrition, it related in large part to long term contracts that have been struck at fairly high prices and a high price environment and as those contracts come off, of course, the customers are renewing at lower prices.

And now we can’t foresee what’s going to happen over the next few months — whether prices will go down or whether they’ll go up, — but we’ve always aimed to be priced neutral and volume neutral and we continue to maintain those same risk management disciplines.

Marianna Kushner  - Nomura Asset Management - Analyst

Okay, thank you.

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Thank you, Marianne.

Operator

And your next question comes from the line of Ted Burdick with Camulos Capital. Please proceed.

Ted Burdick  - Camulos Capital - Analyst

Hi, good afternoon, guys. Just a couple of quick questions. First on sort of the marketing mix, I guess, in the first quarter, but also a little bit of prospectively and it’s sort of a follow on to Marianne’s question. It’s sort of do you see — what sort of mix between sort of the floating rate product and the fixed rate product or the term product going forward and what does that mean in terms of relative profitability, do you think?

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

As I indicated, Ted, there’s considerably more interest now in the variable rate product as well as the shorter term fixed price product. And that in large part reflects the fact that the market has been declining.

Customers have still been attracted to alternative suppliers like MXenergy and they also enjoy the benefit when they sign up with a company like MXenergy that has the capability of offering fixed price — to switch to fixed price if at some point in the future they get nervous about rising prices. As for profitability, as you know in a fixed price environment we’re able to aim for fairly consistent margins. In a variable price environment, we aim for the same margins, but we’re also opportunistic.

And so as the market jumps around, we try to deliver value to our customers, deliver a benefit vis a vis their local utility or other competitors to the maximum extent we can, at the same time maintaining margin discipline on our side. And I think the results indicate that we’ve been successful doing that. This move towards variable — more variable contracts and shorter term fixed price contracts is not a recent phenomenon. We’ve seen it over the past year and as you can see our margins have remained fairly steady.

Ted Burdick  - Camulos Capital - Analyst

Okay, that’s helpful. Second question, and I realize you don’t like to make projections or sort of put out expectations, but as we look at the sort of the cash interest expense going forward and obviously in the last two quarters so there’s been a good deal of noise in there if you will, how should we be thinking about the cash interest expense? Obviously with the notes and the fixed rates, that’s not too hard. But in terms of the RBS Sempra credit agreements, how should we be thinking about calculating on a cash interest expense associated with that?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

Ted, I think the best way to think about the cash interest expense is there’s really two components of the costs. In addition to the interest just on the notes itself, there will be costs associated with the credit that’s provided under the facility, right, on behalf of MXenergy.

Ted Burdick  - Camulos Capital - Analyst

Yes.

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

You can sort of calculate what that is and in the past we’ve sort of disclosed what the total amount of letters of credit outstanding had been. Going forward we will start to disclose what the amount of letters of credit that we have outstanding at each period and going forward.

And still a little bit, at the end of September, I think we had — because we were in a period of transition — it was still fairly confusing to be able to disclose what those numbers were, but going forward we’ll able to disclose what that is so that should be fairly easy.

And then the other component is we do pay a volumetric fee under the facility and that volume metric fee is really a proxy for avoiding us to have to post credit with RBS Sempra. So that’s another fee. I think you can fairly easily calculate just by looking at the amount of purchases that we’re making from RBS Sempra and what that effective cost of capital would be had we had to post letters of credit.

Ted Burdick  - Camulos Capital - Analyst

Okay, so you’ve sort of — is it fair to look at previous draws on LCs at peak periods to make a comparison for the periods going forward, or do you think balances will be lower given the gas price right now?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

Well, it’s clearly — it’ll be slightly lower with the cost of commodity — the commodity prices being lower, so it should be a little bit lower but I think that’s a good starting point.

Ted Burdick  - Camulos Capital - Analyst

Okay, that’s helpful. Thank you.

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Thank you, Ted.

Operator

(Operating Instructions)

With no further questions in queue, I would now like to turn the call over to Ms. Artman-Hodge for closing remarks.

Robi Artman-Hodge  - MXenergy Holdings Inc. - IR

Great. If there are no further questions, I want to thank all of you for joining us today. A replay of this conference call will be available this afternoon for about 30 days at the investor relations link at www.mxholdings.com. Additionally, a transcript of today’s teleconference will be available within the next ten days via the investor relations link at www.mxholdings.com as well. We appreciate your continued interest in MXenergy and look forward to having you on future calls with us. Have a wonderful and safe Thanksgiving.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect and have a great day.

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